UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012

CASABLANCA MINING LTD.

(Name of small business issuer specified in its charter)

Nevada	000-53558	80-0214005
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9880 Magnolia Ave. Suite 176

Santee, CA 92071

(Address of principal executive offices)

(former name or former address, if changed since last report)

619-717-8047

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 26, 2012, Casablanca Mining Ltd.’s (the “Company”) wholly owned subsidiary, Santa Teresa Minerals, S.A. (“Santa Teresa Minerals”), entered into a stock purchase agreement with Bluestone Minerals S.A., an entity organized under the laws of Chile (“Bluestone”), whereby Santa Teresa Minerals sold its 60% equity interest in Sulfatos Chile, S.A. (“Sulfatos Chile”) to Bluestone in exchange for 2,000 shares of common stock of Bluestone, representing 20% of the outstanding capital stock of Bluestone immediately following the transaction, and a total of $2.2 million in cash, with $1 million to be paid at closing and $1.2 million to be paid in monthly installments as requested by Santa Teresa Minerals. The transaction will close upon completion of the “escritura” process as proscribed by Chilean law. Sulfatos Chile is a copper sulfate production project which includes the Anico Copper Mines and a copper sulfate production facility.

Juan Carlos Camus Villegas, a director for the Company and the Company’s Chief Executive Officer and Chairman, is also a director and a shareholder of Bluestone, and Angelique de Maison, a director for the Company, is also the majority shareholder of Bluestone. The transaction was approved by the Board of Directors of the Company, with Mr. Camus and Ms. de Maison abstaining.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit	Description

10.1	Stock Purchase Agreement, dated January 26, 2012, by and among Santa Teresa Minerals, S.A. and Bluestone Minerals S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2012	CASABLANCA MINING LTD. By: /s/ Zirk Engelbrecht Zirk Engelbrecht President